Exhibit 10.4

FIRST AMENDMENT
TO THE
ABERCROMBIE & FITCH CO.
NONQUALIFIED SAVINGS AND SUPPLEMENTAL RETIREMENT PLAN (II)

This First Amendment (this “Amendment”) to the Abercrombie & Fitch Co. Nonqualified Savings and Supplemental Retirement Plan (II) (the “Plan”) is effective as of the dates specified herein.

WHEREAS, Abercrombie & Fitch Co. (the “Corporation”) sponsors the Plan;

WHEREAS, pursuant to Article IX of the Plan, the Corporation desires to amend the Plan to eliminate the retirement credits from the Plan and to formally reflect the change implemented in 2014 to decrease the percentage of incentive compensation that can be deferred from 100% to 75%;

NOW, THEREFORE:

1. Section 5.3 of the Plan is hereby deleted and replaced with the following effective as of January 1, 2016:
5.3    Retirement Credits. Effective for Plan Years commencing on or after January 1, 2016, Retirement Credits shall no longer be permitted under the Plan.

2. Section 3.3 of the Plan is hereby deleted and replaced with the following effective as of January 1, 2014, as previously communicated to participants:

3.3.    Amount Deferred. A Participant shall designate on the Deferral Election the portion of the participant’s Base Salary, Incentive Compensation or both that is to be deferred to the participant’s Deferral Sub-Account in accordance with this Article III. Unless otherwise determined by the Committee, a Participant may defer (in 1% increments) up to 75% of the participant’s Base Salary and Incentive Compensation for any Plan Year.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized representative on October 14, 2015, to be effective as specified above.

ABERCROMBIE & FITCH CO.

/s/ Stephen Keyes
By:	Stephen Keyes
Its:	Chair, Benefits Plans Committee